Exhibit 10.17

EPAM SYSTEMS, INC.

Non-Employee Director Compensation Policy

Unless and until the Board resolves otherwise or as otherwise agreed between the Company and the Board, each member of the Board of Directors (the “Board”) of EPAM Systems, Inc. (the “Company”) that the Board in its sole discretion determines (i) is (or would be, if the Company’s common stock, par value $0.001 per share (“Common Stock”), were then listed on the New York Stock Exchange) “independent” of the Company within the meaning of Section 303A of the New York Stock Exchange Listed Company Manual and (ii) is not affiliated with any stockholder or group of stockholders who beneficially own 10% or more of the Company’s Common Stock (calculated on a fully diluted basis and assuming the conversion of all shares of the Company’s preferred stock, par value $0.001 per share) (each, a “Non-Employee Director”) shall be entitled to receive the compensation set forth below during the term of his or her service on the Board. Capitalized terms used but not defined in this policy shall have the meanings set forth in the Company’s 2012 Non-Employee Directors Compensation Plan (the “Plan”).

Annual Cash Retainers

Service as Non-Employee Director: Each Non-Employee Director shall receive an annual retainer (a “Retainer”) in the amount of $40,000 payable in cash in arrears in equal quarterly installments on March 31, June 30, September 30 and December 31 (or, if any such date is not a business day, the business day immediately preceding such date) (each such payment date, a “Quarterly Payment Date”) in respect of the calendar quarter that includes such Quarterly Payment Date; provided, however, that any Non-Employee Director who becomes a member of the Board on a date that is not the first day of a calendar quarter shall receive a pro-rated Retainer for his or her service on the Board for such quarter based on the number of days of such service during such quarter.

Service as a Committee Member: Each Non-Employee Director who serves as a member (but not as a Chairperson) of one or more of the Audit, Compensation or Nominating and Corporate Governance Committees (each, a “Committee”) of the Board shall receive an additional annual retainer in the amount of $8,000, $5,000 and/or $3,000 for his or her service on each such Committee, respectively, payable in cash in arrears in equal quarterly installments on each Quarterly Payment Date in respect of the calendar quarter that includes such Quarterly Payment Date; provided, however, that any Non-Employee Director who becomes a member of any Committee on a date that is not the first day of a calendar quarter shall receive a pro-rated payment for his or her service on such Committee for such quarter based on the number of days of such service during such quarter.

Service as Chairperson of a Committee of the Board: Any Non-Employee Director who serves as a Chairperson of one or more of the Committees shall receive an additional annual retainer in the amount of $20,000, $10,000 and/or $7,500 for his or her service as the Chairperson of one or more of the Audit, Compensation or Nominating and Corporate Governance Committees, respectively, payable in cash in arrears in equal quarterly installments on each Quarterly Payment Date in respect of the calendar quarter that includes such Quarterly Payment Date; provided, however, that any Non-Employee Director who becomes a Chairperson of any Committee on a date that is not the first day of a calendar quarter shall receive a pro-rated payment for his or her service as Chairperson of such Committee for such quarter based on the number of days of such service during such quarter.

Additional Non-Employee Director Compensation

Any Non-Employee Director who attends more than six meetings of the Board in any calendar year shall receive an additional cash payment of $2,000 for each such additional meeting that such Non-Employee Director attends in person and $1,000 for each such additional meeting that such Non-Employee Director attends telephonically.

Election to Receive Stock

A Non-Employee Director may elect to receive all or a portion of his or her Retainer in shares of Common Stock by executing and submitting to the Company’s Corporate Secretary (the “Secretary”) an election form, pursuant to a form provided by the Company, which indicates the percentage of such Retainer that such director elects to receive in shares. A Non-Employee Director who wishes to revoke or amend a previously submitted election form may do so by executing and submitting to the Secretary a subsequent election form, pursuant to a form provided by the Company. An election form, whether initial or subsequent, shall be effective only with respect to Quarterly Payment Dates that occur after the date on which the Secretary receives such form.

As of each Quarterly Payment Date, a Non-Employee Director who has validly elected to receive all or a portion of his or her Retainer in shares of Common Stock will receive a number of shares of Common Stock determined by dividing the amount of the Retainer that otherwise would have been payable to such director in cash on such date by the closing price of a share of Common Stock on the day prior to such Quarterly Payment Date; provided that any fractional share shall be paid in cash.

Equity Grants

Initial Restricted Stock Grants to Directors: On the date that a Non-Employee Director commences service on the Board, such director shall receive under the Plan an initial grant (the “Initial Grant”) of Restricted Stock. The number of shares of Common Stock covered by the Initial Grant shall be determined by dividing $100,000 by the closing price of a share of Common Stock on the day prior to the grant date. The Initial Grant will vest 25% on each of the first four anniversaries of the grant date.

Annual Restricted Stock Grants to Directors: On the date of the Company’s annual public stockholder meeting, each Non-Employee Director who at such meeting is elected to serve on the Board or whose term is scheduled to continue at least through the date of the next such meeting shall receive under the Plan an annual grant (each, an “Annual Grant”) of Restricted Stock. The number of shares of Common Stock covered by an Annual Grant shall be determined by dividing $75,000 by the closing price of a share of Common Stock on the day prior to the grant date. Any Non-Employee Director who commences service on the Board on a date other than the date of the Company’s annual public stockholder meeting shall receive on such start date a pro-rated Annual Grant, with the number of shares of Common Stock covered by such grant determined by dividing (i) the product of $75,000 and a fraction, the numerator of which is 365 minus the number of days that have elapsed between the date of such meeting and such start date, and the denominator of which is 365, by (ii) the closing price of a share of Common Stock on the day prior to such start date. Each Annual Grant will vest 100% on the first anniversary of the grant date.

3